Exhibit 10.1

STOCK PURCHASE AGREEMENT

By and Among

BCB BANCORP, INC.,

BCB COMMUNITY BANK

and

MFP Partners, L.P.

Dated as of

December 30, 2019

(i)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of December 30, 2019, by and among BCB Bancorp, Inc., a bank holding company organized under the Laws of the State of New Jersey (the “Company”), BCB Community Bank, its wholly-owned New Jersey-chartered commercial bank subsidiary (the “Bank”) and MFP Partners, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS

A.       The Company, the Bank and Purchaser desire to enter into this transaction for the Company to sell and Purchaser to purchase shares of the Company’s common stock, no par value (the “Common Stock”) pursuant to a currently effective shelf registration statement on Form S-3, which includes the Common Stock registered thereunder (Registration Number 333-219617) (the “Registration Statement”), which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), by the United States Securities and Exchange Commission (the “SEC”).

B.       Purchaser wishes to purchase, and the Company wishes to sell, 1,020,408 shares of the Common Stock (the “Shares”), for a price equal to $12.25 per Share (the “Purchase Price”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Bank and Purchaser hereby agree as follows:

Article I
DEFINITIONS

1.1              Definitions.

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), examination, or investigation.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed pursuant to Rule 405 under the Securities Act.

“Aggregate Purchase Price” means the aggregate amount to be paid by Purchaser to the Company for all Purchased Shares, equal to (i) the Purchased Shares multiplied by (ii) the Purchase Price.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Bank” has the meaning set forth in the Preamble.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“BHC Act Control” has the meaning set forth in Section 3.1(j).

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New Jersey are open for the general transaction of business.

“CIBC Act” means the Change in Bank Control Act.

“Closing” means the Closing of the purchase and sale of the Purchased Shares pursuant to this Agreement.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Deliverables” has the meaning set forth in Section 2.3(a).

“Company Party” has the meaning set forth in Section 5.1(b).

“Company Reports” has the meaning set forth in Section 3.1(g)(iii).

“Company SEC Reports” has the meaning set forth in Section 3.1(g)(i).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the respective actual knowledge of the Company’s chief executive officer, chief financial officer, or chief operating officer, after reasonable investigation.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise for purposes of the BHCA or the CIBC Act.

“CRA” has the meaning set forth in Section 3.1(h).

“Exchange Act” means the Securities Exchange Act of 1934 any successor statute, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles as applied by the Company.

“Governmental Authority” means any federal, state, local or foreign court or governmental, regulatory, or administrative body or agency or any self-regulatory agency, including the FDIC, the OOD, the Federal Reserve and the Office of Foreign Assets Control.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business consistent with past practice, (b) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (c) all leases of such Person capitalized in accordance with GAAP, (d) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions, and (e) all obligations of the type referred to in clauses (a) – (e) of any Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnified Party” means either any Purchaser Party seeking indemnification pursuant to Section 5.1(a) or any Company Party seeking indemnification pursuant to Section 5.1(b).

“Indemnifying Party” means the party from whom an Indemnified Party is seeking indemnification pursuant to Section 5.1.

“Indemnitee-Related Investor Entities” has the meaning set forth in Section 5.1(d).

“Jointly Indemnifiable Investor Claims” has the meaning set forth in Section 5.1(d).

“Law” means any federal, state, county, municipal, local or foreign ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Authority.

“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.

“Losses” has the meaning set forth in Section 5.1(a).

“Material Adverse Effect” means any circumstance, event, change, development or effect on the Company or the Bank that, individually or in the aggregate (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, management or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to this clause (1), there shall be excluded any circumstance, event, change, development or effect to the extent resulting from the following: (A) actions or omissions of the Company or any Subsidiary expressly required or contemplated by the terms of this Agreement, (B) changes after the date hereof in general economic conditions in the United States, including financial market volatility or downturn, (C) changes after the date hereof affecting generally the industries or markets in which the Company and the Subsidiaries operate, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of hostilities, and (E) any changes after the date hereof in applicable law or accounting rules or principles, including changes in GAAP, except, with respect to clauses (B), (C), (D), and (E), to the extent that any such circumstance, event, change, development or effect has a disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally; or (2) would or would reasonably be expected to materially impair the ability of either Purchaser or the Company and the Bank, respectively, to perform their respective obligations under this Agreement and the other Transaction Documents or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Money Laundering Laws” has the meaning set forth in Section 3.1(h).

“New York Courts” means the state courts of the State of New York, or the federal courts sitting in the State of New York.

“OOD” means the New Jersey Department of Banking & Insurance, Division of Banking, Office of Depositories.

“Organizational Documents” means (a) with respect to any corporation, the corporation’s certificate of incorporation and bylaws or comparable organizational documents, (b) with respect to any limited liability company, the company’s certificate of organization or formation and operating agreement or comparable organizational documents, and (c) with respect to any limited partnership, the partnership’s certificate of formation or organization and limited partnership agreement or comparable organizational documents.

“Permits” has the meaning set forth in Section 3.1(h).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

“Post-Closing Filings” means those post-closing filings to be made by the Company pursuant to Section 4.3.

“Preferred Stock” means the Company’s preferred stock, $0.01 par value.

“Proceeding” means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus Supplement” has the meaning set forth in Section 3.1(m).

“Purchase Price” has the meaning set forth in the Recitals.

“Purchased Shares” means 1,020,408 Shares to be purchased hereunder by Purchaser.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section 2.3(b).

“Purchaser Party” has the meaning set forth in Section 5.1(a).

“Registration Statement” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(i).

“SEC” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means any entity in which the Company or the Bank, directly or indirectly, owns 50% or more of the outstanding capital stock or otherwise has Control over such entity. The Bank shall be deemed a Subsidiary of the Company for all purposes of this Agreement.

“Transaction Documents” means this Agreement and Exhibits attached hereto, and any other documents or agreements executed by the Company or Purchaser in connection with the transactions contemplated hereunder, including, without limitation, the Company Deliverables.

“Transfer Agent” means Computershare, or any successor transfer agent and registrar for the Company.

Article II
PURCHASE AND SALE

2.1              Purchase; Delivery of Purchase Price.

(a)               Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, the Purchased Shares at a per share price equal to the Purchase Price.

(b)               Purchaser shall pay to the Company by wire transfer of immediately available funds the Purchase Price for all Purchased Shares in accordance with the payment instructions provided by the Company to Purchaser prior to the date hereof.

(c)               The Company shall cause DTC and its Transfer Agent to register the Purchased Shares in Purchaser’s name upon receipt of the Aggregate Purchase Price.

2.2              Closing Date.

Subject to the terms of this Agreement, the Closing shall take place on the date hereof or on such other date as may be agreed by the parties hereto (the date on which the Closing occurs, the “Closing Date”), at the office of Holland & Knight LLP, at 31 W. 52nd Street, New York, NY 10019 at 9:00 a.m. (eastern) or via electronic communication.

2.3              Closing.

(a)               Unless otherwise indicated, at or prior to the Closing, the Company shall issue, deliver, or cause to be delivered to Purchaser (unless otherwise indicated) the following (the “Company Deliverables”):

(i)                 evidence of filing of the prospectus supplement with the SEC, pursuant to which the Shares are offered for sale in connection with the Registration Statement;

(ii)              the Purchased Shares, in book-entry form via DTC, registered in the name of Purchaser;

(iii)            A legal opinion of Luse Gorman, PC, Company counsel, dated as of the Closing Date addressed to Purchaser and the Company;

(iv)             a certificate of the Secretary of the Company and the Bank (collectively, the “Secretary’s Certificate”), dated as of the Closing Date, (a) certifying the resolutions adopted by the board of directors of the Company and the Bank or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Purchased Shares pursuant to this Agreement and the other Transaction Documents, (b) certifying the approval, adoption and filing of the current versions of the Organizational Documents of the Company and the Bank, and (c) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company and the Bank; and

(v)               a certificate of good standing or existence for the Company from the New Jersey Secretary of State, as of a recent date.

(b)               Unless otherwise indicated, at or prior to the Closing, Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i)                 the Aggregate Purchase Price for the Purchased Shares, in U.S. dollars and in immediately available funds, in accordance with Section 2.1(b).

Article III
REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of the Company and the Bank.

The Company and the Bank hereby represent and warrant as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), and qualified as set forth on the Disclosure Schedules attached to this Agreement, to Purchaser as follows:

(a)               Existence; Good Standing; Corporate Authority. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and is qualified to do business and is in good standing under the Laws of any State of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its businesses makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Company is duly registered as a bank holding company under the BHCA. The Bank is duly organized and validly existing as a New Jersey chartered commercial bank and its deposit accounts are insured by the FDIC pursuant to the Federal Deposit Insurance Act and the rules and regulations issued by the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Secretary’s Certificate delivered by the Company and the Bank to Purchaser pursuant to Section 2.3(a)(iv) represents true, complete and correct copies of their respective Organizational Documents, each of which has been duly authorized and approved in accordance with applicable Law and their respective Organizational Documents and is in full force and effect as of the date hereof.

(b)               Authorization, Validity and Effect of Agreements. The Company and the Bank have the requisite corporate or other power and authority to execute and deliver this Agreement and all other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other Transaction Documents has been duly approved by the Company’s and the Bank’s respective boards of directors and the consummation of the transactions contemplated hereby and by the Transaction Documents has been duly authorized by all requisite corporate and other action. No other corporate proceedings are necessary for the execution and delivery by the Company and the Bank of this Agreement and the other Transaction Documents, the performance by the Company and the Bank of their obligations hereunder and thereunder or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement constitutes, and all other Transaction Documents (when executed and delivered by the Company and the Bank) will constitute, the valid and legally binding obligations of the Company and the Bank, enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)               Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of the date hereof, there are outstanding 16,478,735 shares of Common Stock, and 8,340 shares of Preferred Stock. As of the date hereof, there are 1,200,975 outstanding options to purchase Common Stock, and 114,939 outstanding shares of restricted stock of the Company, of which 33,661 are vested while the rest are unvested. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive and registration rights. Neither the Company nor any of its officers, directors, or employees is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, or shareholders or similar agreements with respect to the sale or voting of any securities of the Company. Except as set forth in the Company SEC Reports, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, repurchase rights, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Preferred Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). All shares of the outstanding capital stock (or equivalent interests of entities other than corporations) of each of the Subsidiaries are owned free and clear of any Liens directly by the Company or a Subsidiary, and are duly authorized and validly issued, fully paid and nonassessable. No equity security of any Subsidiary is or may be required to be issued by reason of any option, warrant, preemptive right or commitment relating to, or security or right convertible into, equity securities of such Subsidiary, and there are no contracts, agreements or commitments by which any of the Company or any Subsidiary is bound to issue additional equity securities, or any option, warrant or right to purchase or acquire any additional equity securities of any Subsidiary.

(d)               Issuance of Shares. The Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of the Company, and will be issued in compliance with all applicable federal and state securities Laws. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens, and such issuance will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company. The delivery of the Purchased Shares to Purchaser as herein contemplated will vest in Purchaser good and valid title to the Purchased Shares.

(e)               Compliance with Other Instruments; Non-Contravention. Neither the execution, delivery and performance by the Company and the Bank of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, will: (i) violate or conflict with or result in a breach of any provisions of such entity’s Organizational Documents; (ii) conflict with, result in a violation or breach by the Company or any Subsidiary of, constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien upon, any of the assets, properties or rights of the Company or the Subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, franchise, permit, agreement, arrangement, lease, franchise agreement or other instrument or obligation to which the Company or any Subsidiary is a party, or by which the Company or the Subsidiaries or any of their properties or assets may be bound; or (iii) violate any Law or any judgment, ruling, order, writ, injunction, or decree applicable to the Company or any Subsidiary; except in the case of clauses (ii) and (iii) where any such foregoing conflict, violation, or change would not have a Material Adverse Effect.

(f)                Consents and Approvals. Other than the federal securities Laws or blue sky Laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Authority, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents.

(g)               Reports; Financial Statements.

(i)                 As of the date hereof current public information for the Company is available (the “Company SEC Reports”), which are all the forms, reports and documents filed by Company with the SEC from January 1, 2017 to the date of this Agreement. As of their respective dates, the Company’s SEC Reports (A) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports; and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)              Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(iii)            Since January 1, 2017, the Company and each Subsidiary have filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Authority (the foregoing, collectively, the “Company Reports”) and have paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Authorities, as the case may be. As of the date of this Agreement, there are no outstanding comments from any Governmental Authority with respect to the Company Reports. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each Company Report filed with or furnished to any Governmental Authority, the Company Reports did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it not misleading.

(h)               Compliance with Applicable Laws.

(i)                 The Company and each Subsidiary, in the conduct of their respective businesses, are in compliance with all, and the condition and use of their respective properties does not violate or infringe any, applicable Laws, except where the failure to be in compliance with such Laws or any such violation or infringement would not reasonably be expected to have a Material Adverse Effect.

(ii)              The Company and each Subsidiary are, and have at all times, conducted themselves in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding by or before any court or Governmental Authority or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(iii)            None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(iv)             The Company and each Subsidiary have no knowledge of any facts and circumstances, and have no reason to believe that any facts or circumstances exist, that would cause the Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act of 1977, as amended (the “CRA”), and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act of 1970 (or otherwise known as the “Currency and Foreign Transactions Reporting Act”), the USA Patriot Act (or otherwise known as “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”), any order issued with respect to anti-money laundering by OFAC or any other anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws as well as the provisions of all information security programs adopted by the Bank.

(v)               The Company and each Subsidiary have all permits, licenses, franchises, authorizations, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Authorities that are required in order to permit each such entity to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Subsidiary (the “Permits”); and all such Permits are in full force and effect, and all such filings, applications and registrations are current, and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(i)                 Regulatory Matters. Neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Authority that currently restricts the conduct of its business or that relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised that any Governmental Authority is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. As of December 31, 2018, the Bank met or exceeded the standards necessary to be considered “well capitalized” under the FDIC’s regulatory framework for prompt corrective action, and to the Knowledge of the Company continues to meet or exceed such standards as of the date hereof.

(j)                 Common Control. The Company is not and, to the Company’s and Bank’s Knowledge after giving effect to the offering and sale of the Purchased Shares and assuming the accuracy of the representations and warranties of Purchaser in this Agreement, will not be under the control (as defined in the BHC Act and the Federal Reserve’s Regulation Y (12 CFR Part 225) (“BHC Act Control”) of any company (as defined in the BHC Act and the Federal Reserve’s Regulation Y). The Company is not in BHC Act Control of any federally insured depository institution other than the Bank. The Bank is not under the BHC Act Control of any company (as defined in the BHC Act and the Federal Reserve’s Regulation Y) other than Company. Other than the Company’s ownership of the Bank, neither the Company nor the Bank controls, in the aggregate, more than five percent of the outstanding voting class, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(k)               Investment Company. The Company is not an “investment company” as defined under the Investment Company Act of 1940, as amended, and the Company does not sponsor any Person that is such an investment company.

(l)                 Transactions With Affiliates and Employees. Except as disclosed on the Company SEC Reports, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors or loans made in compliance with Federal Reserve Regulation O in the ordinary course of the Bank’s business) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

(m)             Registration Statement. The sale of the Shares is being made pursuant to a currently effective shelf registration statement on Form S-3, which includes the Shares registered thereunder (Registration Number 333-219617), which Registration Statement has been declared effective in accordance with the Securities Act by the SEC. The Company has filed a prospectus supplement to the Registration Statement covering the sale of the Shares (the “Prospectus Supplement”) in accordance with applicable Law and the terms of this Agreement. The Registration Statement and Prospectus Supplement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(n)               Application of Takeover Protections; Rights Agreements. The Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(o)               Listing and Maintenance Requirements. The Company is in compliance in all material respects with the listing and maintenance requirements for continued quotation of the Common Stock on the NASDAQ. After issuance of the Purchased Shares to Purchaser and after the Company makes the Post-Closing Filings, the Purchased Shares will be listed on the NASDAQ.

(p)               Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company Reports and is not so disclosed.

(q)               Nonperforming Assets. The Company believes that the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Company’s financial statements is adequate under all of the facts and circumstances Known to the Company.

(r)                No Brokers. The Company has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement, the other Transaction Documents or the transactions contemplated herein and therein.

(s)                No Misleading Statements. The representations and warranties of the Company and the Bank contained in this Agreement, and the disclosures set forth in the Exhibits and Schedules hereto and the other Transaction Documents do not include any untrue statement of a material fact or omit to state any material fact necessary to make any statements made, in light of the circumstances under which they were made, not misleading.

3.2              Representations and Warranties of the Purchaser.

Purchaser hereby represents and warrants as of the Closing Date to the Company and the Bank as follows:

(a)               Organization; Authority. Purchaser is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of the State of Delaware with the requisite limited partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery, and performance by Purchaser of the Transaction Documents to which it is a party and the transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Purchaser. Each of the Transaction Documents to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof and thereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)               No Conflicts. The execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the Organizational Documents of Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which Purchaser is a party, or (iii) result in a violation of any Law, order, judgment, or decree applicable to Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

(c)               Brokers and Finders. Neither Purchaser, nor its Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser in connection with this Agreement or the transactions contemplated hereby.

(d)               Independent Investment Decision. Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and Purchaser confirms that it has not relied on the advice of the Company (or any of its agents, counsel, or Affiliates) in making such decision; provided that the foregoing shall in no way limit Purchaser’s right to rely on the truth, accuracy and completeness of the representations and warranties of the Company and the Bank made herein.

Article IV
OTHER AGREEMENTS OF THE PARTIES

4.1              Further Assurances.

Each party shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.2              Effective Registration Statement.

The Company covenants that the sale of the Shares is being made pursuant to a currently effective shelf registration statement on Form S-3, which includes the Common Stock registered thereunder (Registration Number 333-219617), which Registration Statement has been declared effective in accordance with the Securities Act by the SEC. The Company has filed the Prospectus Supplement to the Registration Statement covering the sale of the Shares in accordance with applicable Law and the terms of the Agreement.

4.3              Schedule 13G; NASDAQ Listing and Blue Sky.

Purchaser agrees to timely file Schedule 13G with respect to the Purchased Shares as required under applicable Law. The Company shall make all filings and reports relating to the offer and sale of the Shares required (i) to ensure that, upon issuance of the Purchased Shares, such Shares are listed on NASDAQ, and (ii) under applicable securities or blue sky laws of the states of the United States following the Closing Date (collectively, the “Post-Closing Filings”).

4.4              Public Announcement.

The parties shall discuss any required public disclosure of this Agreement and the transactions contemplated hereby with each other in good faith prior to the making of such public announcement or other disclosure.

Article V
INDEMNIFICATION

5.1              Indemnification Obligations.

(a)               Indemnification by the Company. The Company will indemnify and hold Purchaser and its directors, officers, stockholders, members, partners, employees, agents and investment advisors (and any other Person with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”, provided, however, that Losses shall not include punitive, special or consequential damages , except to the extent of any out-of-pocket Losses actually incurred by any such Purchaser Party as a result of a third party Proceeding) that any such Purchaser Party actually incurs (1)(A) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate or other Transaction Document delivered pursuant hereto (without giving effect to any limitations or qualification as to “materiality” or Material Adverse Effect set forth in any such representation or warranty) or (B) as a result of or in connection with any breach or failure by the Company to perform any of their covenants or agreements contained in this Agreement; and (2) as a result or in connection with any Proceeding which involves Purchaser or is otherwise instituted against Purchaser in any capacity, by any stockholder of the Company or any other Person, relating to this Agreement (including the matters set forth on Schedule 5.1(a)) or the other Transaction Documents or the transactions contemplated hereby or thereby.

(b)               Indemnification by Purchaser. Purchaser will indemnify and hold the Company and the Bank and their respective directors, officers, stockholders, members, partners, employees, agents and investment advisors (and any other Person with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) (each, a “Company Party”) harmless from any and all Losses that any such Company Party actually incurs (x) as a result of or in connection with the inaccuracy or breach of any representation or warranty made by Purchaser in this Agreement or any certificate or other Transaction Document delivered pursuant hereto (without giving effect to any limitations or qualification as to “materiality” or similar qualification set forth in any such representation or warranty) or (y) as a result of or in connection with any breach or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement.

5.2              Conduct of Indemnification Proceedings.

Promptly after receipt by any Indemnified Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any Action in respect of which indemnity may be sought pursuant to Section 5.1, such Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is materially and adversely prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding; or (ii) in the reasonable judgment of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not effect any settlement of any pending or threatened Action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless (1) such settlement or judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by such Indemnified Party and (2) such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Action.

5.3              Limitations.

(a)               Indemnification Threshold. Except as provided otherwise in Section 5.3(c), the Company will not be required to indemnify a Purchaser Party for Losses that otherwise are indemnifiable under Section 5.1(a) until the total of all Losses under Section 5.1(a) incurred by the Purchaser Parties exceeds $100,000, and after which and subject to Section 5.1(b), the Company shall be obligated for all of the Purchaser Parties’ Losses for which the Purchaser Parties are otherwise entitled to indemnification under Section 5.1(a).

(b)               Maximum. Except as provided otherwise in Section 5.3(c), the maximum aggregate liability of the Company for all Losses under Section 5.1(a) is the Aggregate Purchase Price.

(c)               Exception. The provisions of Section 5.3(a) and 5.3(b) do not apply to indemnification claims arising from, related to, or involving fraud by the Company.

(d)               Jointly Indemnifiable Claims. Given that a Purchaser Party may be entitled to indemnification (a “Jointly Indemnifiable Investor Claim”) from both the Company, pursuant to this Agreement, and from any other Person, whether pursuant to applicable Law, any indemnification agreement, the organizational documents of such Person or otherwise (the “Indemnitee-Related Investor Entities”), the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Purchaser Party in respect of indemnification in connection with any such Jointly Indemnifiable Investor Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Purchaser Party may have from the Indemnitee-Related Investor Entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Investor Entities and no right of recovery the Purchaser Party may have from the Indemnitee-Related Investor Entities shall reduce or otherwise alter the rights of the Purchaser Party or the obligations of the Company hereunder. In the event that any of the Indemnitee-Related Investor Entities shall make any payment to the Purchaser Party in respect of indemnification with respect to any Jointly Indemnifiable Investor Claim, the Indemnitee-Related Investor Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Purchaser Party against the Company, and the Purchaser Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Investor Entities effectively to bring suit to enforce such rights.

5.4              Survival.

The representations and warranties of the parties contained in this Agreement or any certificate or instrument delivered pursuant hereto shall survive until the first anniversary of the Closing Date. Each of the covenants of the parties shall survive the execution and delivery of this Agreement and the Closing until the earlier of (a) performance of such covenant, (b) the terms set forth therein, and (c) the applicable statute of limitations.

Article VI
MISCELLANEOUS

6.1              Fees and Expenses.

Other than as set forth in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. Purchaser shall pay all stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Purchased Shares to Purchaser.

6.2              Entire Agreement.

The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions, and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits, and schedules.

6.3              Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 6.3 prior to 5:00 p.m., Eastern Time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.3 on a day that is not a Business Day or later than 5:00 p.m., Eastern Time, on any Business Day, (c) if sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested), the Business Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	BCB Bancorp, Inc. 104-110 Avenue C Bayonne, NJ 07002 Attention: Michael Lesler, Executive Vice President and Chief Operating Officer Email: mlesler@bankwithbcb.com

with a copy to:	Holland & Knight LLP 31 W. 52nd Street New York, NY 10019 Attention: Paul M. Aguggia E-mail: paul.aguggia@hklaw.com

If to Purchaser:	To the address set forth under Purchaser’s name on the signature page hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4              Amendments; Waivers.

No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5              Construction; Interpretation.

The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; and the word “any” means “any or all.” When a reference is made in this Agreement to a Section or Schedule, such reference shall be to the Section or Schedule to this Agreement unless otherwise specifically indicated. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

6.6              Successors and Assigns.

The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by Purchaser, on the one hand, or by the Company and the Bank, on the other hand, without the prior written consent of the other party(ies).

6.7              No Third-Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto, their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided that each of the Purchaser Parties with respect to Section 5.1(a), and the Indemnitee-Related Investor Entities with respect to Section 5.3(d), shall be third-party beneficiaries of such Sections, entitled to enforce such Sections against the Company as though each such Purchaser Party or Indemnitee-Related Investor Entity were a party to this Agreement with respect to such Sections.

6.8              Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would cause the laws of another jurisdiction to apply. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced on an exclusive basis in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.9              Waiver of Jury Trial.

EACH PARTY VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON OR PARTY AND RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT; THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL BEING A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

6.10          Counterparts.

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, by DocuSign, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page or DocuSign were an original thereof.

6.11          Severability.

If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12          Replacement of Shares.

If any certificate or instrument evidencing any Purchased Shares is mutilated, lost, stolen, or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft, or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company, the Bank and the Transfer Agent for any losses in connection therewith. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13          Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to seek specific performance under this Agreement and the other Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate. No party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall be required to provide any bond or other security in connection therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

BCB BANCORP, INC.

By:	/s/ Thomas M. Coughlin
Name: Thomas M. Coughlin
Title: President and Chief Executive Officer

BCB COMMUNITY BANK

By:	/s/ Thomas M. Coughlin
Name: Thomas M. Coughlin
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

Purchaser

MFP PARTNERS, L.P.

By:	/s/ Timothy E. Ladin
Name: Timothy E. Ladin
Title: General Counsel and Vice President

Number of Shares Purchased at Closing:

Common Stock: 1,020,408

Tax ID No: 22-3608482

Address for Notice:

c/o MFP Investors LLC

909 Third Avenue, 33rd Fl.

New York, NY 10022

Telephone: (212) 752-7280

Email: notices@mfpllc.com

Attention: Timothy E. Ladin, General Counsel

[Signature Page to Stock Purchase Agreement]